Exhibit 10.1

ROCKWELL AUTOMATION, INC.

RESOLUTION OF THE BOARD OF DIRECTORS

ADOPTED ON NOVEMBER 6, 2002

     RESOLVED, that in connection with adjustments to outstanding options under this Corporation’s 1995 Long-Term Incentives Plan (the “1995 LTIP”) made pursuant to resolutions duly adopted by this Board of Directors at a meeting held on June 6, 2001 in connection with the distribution by this Corporation to holders of this Corporation’s Common Stock, par value $1 per share (the “Company Common Stock”), of shares of Common Stock, par value $.01 per share, and the associated preferred share purchase rights of Rockwell Collins, Inc., a Delaware corporation, Section 10(a) of the 1995 LTIP is hereby amended to reflect that the total number of shares of Company Common Stock which may be delivered pursuant to the 1995 LTIP shall not exceed 14,697,887.